Exhibit 99.1

        VCA Antech, Inc. Announces Proposed Refinancing of Senior Credit Facility and a Tender Offer and Consent Solicitation for 9.875%
                       Senior Subordinated Notes Due 2009


    LOS ANGELES--(BUSINESS WIRE)--April 19, 2005--VCA Antech (NASDAQ:WOOF) announced today that it proposes to enter into a new senior credit facility providing for up to $425.0 million in term loans and a $75.0 million revolving facility. The new facility is intended to refinance the $220.3 million of total outstanding senior term F notes and to provide the financing for a tender offer and consent solicitation for any and all of the outstanding $170.0 million principal amount of 9.875% Senior Subordinated Notes due 2009 of Vicar Operating, Inc., a wholly owned subsidiary of VCA. The proposed new senior credit facility will replace the existing term F notes with new senior term loans in an amount up to $425.0 million. If the existing term F notes are refinanced, and the tender offer is consummated, we expect to incur debt retirement costs in the second quarter of 2005 related to the write-off of deferred financing costs and other related expenses with respect to both the refinancing of the senior term F notes, and the purchase of the senior subordinated notes. Other than the interest rate, the terms and conditions of the new term loans are expected to be substantially similar to the existing senior term F notes. The tender offer is contingent on the satisfaction of several conditions, including the receipt of sufficient funds from the anticipated proceeds of the new senior credit facility.
    Vicar Operating, Inc. has commenced an offer to purchase for cash any and all of its $170.0 million in outstanding principal amount of 9.875% Senior Subordinated Notes due 2009. Vicar Operating, Inc. also is soliciting consents from the holders of the notes to approve amendments to the indenture under which the notes were issued.
    Holders who validly tender notes and deliver consents prior to 5:00 p.m., New York City time, on April 29, 2005 will be eligible to receive the total consideration, which includes a consent payment of $30.00 per $1,000 principal amount of notes. Holders who validly tender notes after April 29, 2005 but prior to 12:01 a.m., New York City time, on May 17, 2005, will be eligible to receive the tender consideration, which is the total consideration less the consent payment. In addition, holders who validly tender and do not withdraw their notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date payment is made for the notes.
    The total consideration will be determined by reference to a fixed spread of 50 basis points, or 0.5%, over the yield to maturity based on the bid side price of the U.S. Treasury 1.875% Bond due November 30, 2005, which we refer to as the tender offer yield, as measured at 2:00 p.m., New York City time, two days prior to the expiration date of the tender offer. Assuming a settlement date of May 18, 2005 and using the tender offer yield of 3.665% on April 18, 2005, the total consideration, inclusive of the consent payment of $30.00, would be $1,081.07 per $1,000 principal amount of notes.
    Acceptance of the notes tendered will occur promptly following the expiration of the tender offer. The consummation of the tender offer is contingent on receipt of sufficient funds from the anticipated proceeds of the new senior credit facility, at least a majority of the notes being validly tendered and not withdrawn, and other general conditions described in the offer to purchase. The tender offer will expire at 12:01 a.m., New York City time, on May 17, 2005, unless extended or earlier terminated. The consents being solicited will eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the notes. Information regarding the pricing, tender and delivery procedures, and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation Statement dated April 19, 2005 and related documents.
    Goldman, Sachs & Co. has been appointed as the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Please direct any questions relating to the offer to Goldman, Sachs & Co., toll-free at (800) 828-3182 or collect at (212) 357-3019. Global Bondholder Services Corp. has been appointed the information agent and depositary for the tender offer and consent solicitation. The Offer to Purchase and Consent Solicitation Statement, the Consent and Letter of Transmittal, and any additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Global Bondholder Services, 65 Broadway - Suite 704, New York, New York 10006, Attn: Corporate Actions.
    This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to Vicar Operating, Inc.'s 9.875% Senior Subordinated Notes due 2009. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 19, 2005.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements regarding the tender offer and entering into a new senior credit facility. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: changes in the markets for financing, failure to satisfy the conditions to consummate the tender offer and consent solicitation, our ability to successfully integrate National PetCare Centers, Inc. and Sound Technologies, Inc. into our existing operations and achieve expected operating synergies following the mergers; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; any impairment in the carrying value of our goodwill; the effects of our recent acquisitions and our ability to effectively manage our growth; the effects of competition; our ability to service our debt; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.


    CONTACT: VCA Antech, Inc.
             Tomas Fuller, 310-571-6505